Stillwater Mining Reports Profit for Second Quarter

COLUMBUS, MT -- (Marketwire - August 05, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) today reported net profit for the 2009 second quarter of $4.2 million, or $0.04 per diluted share, on revenues of $94.8 million. This compares to second quarter 2008 net income of $16.3 million, or $0.17 per diluted share, on revenues of $233.1 million. The 2009 second quarter reflects much lower PGM prices than in the year earlier quarter, but also significant improvements in costs of production.

For the first six months of 2009, Stillwater Mining Company (the "Company") sustained a net loss of $7.4 million, or $0.08 per fully diluted share, on revenues of $180.6 million. In the first six months of 2008, the Company reported net income of $19.1 million, or $0.21 per diluted share, on revenues of $419.5 million. The first half of 2009 was characterized by much lower PGM prices and weaker performance from the Company's recycling segment than in the same period last year.

The Company mines palladium and platinum from two underground mines in Montana. Operations at both mines were restructured in late 2008 to reduce costs and improve productivity in response to a precipitous drop in PGM prices. As a result of the Company's restructuring efforts, production of platinum and palladium at the Company's Stillwater Mine increased to 103,000 ounces in the second quarter of 2009 at a total cash cost of $318 per ounce(1), compared to 88,100 ounces in the same quarter of 2008 at a total cash cost of $357 per ounce. East Boulder Mine production in this year's second quarter decreased to 34,700 ounces at a total cash cost of $371 per ounce from 38,100 ounces at a total cash cost of $482 per ounce in last year's second quarter. Stillwater Mine's higher production benefited from the redeployment of miners from the East Boulder Mine as part of the Company's restructuring plan, while the lower East Boulder Mine production reflects reduced manpower as a result of the restructuring plan and a more cost-driven focus in determining the areas to be mined there. Productivity has improved at both operations in 2009. The average combined sales realization on mined palladium and platinum ounces, including the effect of contractual floor and ceiling prices, declined to $530 per ounce in this year's second quarter from $740 per ounce in the same period last year, reflecting the decline in PGM prices between the two periods.

The Company also operates a smelting and refining complex in Columbus, Montana. In addition to processing concentrates from the Company's mines, these facilities recycle catalyst materials purchased from or processed on behalf of third parties. Including both purchased and tolled material, the Company processed recycling material containing a total of 60,600 ounces of platinum, palladium and rhodium through the smelter and refinery during the second quarter 2009, slightly more than half the 115,000 ounces fed into the smelter during the same period last year. Recycling activities contributed about $1.6 million to the Company's operating margin (before corporate overhead and financing charges) during the second quarter of 2009, compared to about $5.8 million in the second quarter of 2008. Volumes of material available for recycling have dropped off sharply with the decline in PGM prices, reflecting the market's reduced incentive to recycle at lower prices, as well as the steep losses incurred by many collectors in the industry as the value of their inventories declined. Further, with new car sales sharply lower, existing vehicles are being driven longer reducing the number being recycled. Volumes available for recycling have strengthened somewhat as 2009 has progressed, but remain far below the robust levels seen during 2008.

Performance Highlights

--  Second-quarter and year-to-date performance overall remains on track to meet or exceed 2009 annual guidance;
--  Year-to-date total cash cost at $366 per ounce is significantly better than guidance for the year of $399 per ounce;
--  The Company's cash and other highly liquid holdings decreased slightly during the quarter as working capital requirements grew; however, overall liquidity remains strong at $175.4 million;
--  Mine production at 262,500 ounces year to date is ahead of the rate needed to meet 2009 guidance of 495,000 ounces;
---------------------------------------------------------------------------
(1) Total cash cost per ounce, a non-GAAP measure of extraction efficiency, is discussed in more detail below.

--  Capital spending at $25.2 million year to date remains in line with guidance of $39 million;
--  Market prices for platinum and palladium have increased appreciably since the beginning of 2009; and
--  Recycle volumes, although well below plan, have improved as the year has progressed.

Reviewing the Company's 2009 second quarter financial performance, Francis R. McAllister, Stillwater Chairman and CEO, commented: "Following the steep decline in PGM prices during the second half of 2008, Stillwater Mining Company undertook a significant restructuring of its operations in order to bring cash costs into line with the reality of market conditions. Although the process of realigning our business is still very much in progress, our results in the second quarter suggest we are making progress in implementing the restructuring. Combined total cash costs of our mining operations were $331 per ounce in this year's second quarter, down substantially from $396 per ounce for the full year 2008. Combining these lower total cash costs with our much reduced capital expenditure targets and a modest recovery in PGM prices to date in 2009, we not only have maintained our available liquidity essentially flat during the year as planned, but have enjoyed a profitable second quarter, as well. Although available cash and cash equivalents decreased to $154.4 million at June 30, 2009, from $161.8 million at the end of last year, if we include highly liquid short-term investments together with our available cash, our available liquidity decreased only slightly to $175.4 million at June 30, 2009, from $180.8 million at year-end 2008.

"Prices for palladium and platinum have regained some upward momentum since the end of 2008, although they remain well below their 2008 highs. As of June 30, 2009, the afternoon posted price for platinum as quoted on the London Metals Exchange (LME) was $1,186 per ounce, up from $898 per ounce at December 31, 2008. By comparison, however, the price of platinum on the LME peaked at $2,273 per ounce in March 2008. Similarly, palladium ended the 2009 second quarter quoted at $249 per ounce on the LME, up from $183 per ounce at the end of 2008. Palladium had reached a price on the LME of $582 per ounce during March 2008. Prices of some of our other significant by-products, including rhodium, nickel and copper, also have strengthened modestly since their lows in late 2008 but remain well below their earlier peaks.

"We have reported previously on our efforts beginning late last year to restructure, including employee cutbacks and realignment of work assignments, renegotiating labor and supply agreements, a freeze on salaries and on most discretionary spending, and changes in work processes to improve productivity and reduce costs. Specifically, we reduced the overall workforce at the East Boulder Mine, employing a team-based approach to mining there that focuses only on areas that can be mined and supported efficiently at current PGM prices. A portion of the East Boulder mining workforce was transferred to the Stillwater Mine, allowing the Company to reduce the contractor workforce there and to more fully staff its mining stopes.

"During the 2009 second quarter, we have continued to make progress in these efforts. The findings of several of our multifunctional process teams have now been implemented and are beginning to bear fruit, while new initiatives have been introduced and are in progress at both mines. Current and upcoming initiatives include teams assigned to address opportunities for accident reduction, materials handling and grade optimization. To date, we have seen substantial improvements in productivity and cost control at both the East Boulder Mine and the Stillwater Mine, and both mines are achieving production rates in 2009 higher than originally projected."

Commenting on the Company's recycling business segment, Mr. McAllister observed, "Along with the sharp decline in PGM prices during the second half of 2008, we also saw a steep reduction in the volume of recycling material arriving at our processing facilities. It appears to us that many of the businesses that collect old catalytic converters and supply them to the market had experienced painful inventory losses as the value of their material on hand dropped in value, and some even exited the business altogether. The business now seems to be slowly recovering. Total PGM recycling ounces fed to our smelter increased to 60,600 in the 2009 second quarter from 38,600 ounces in this year's first quarter; that compares to 115,000 ounces fed in the second quarter of 2008. Despite the downturn, our recycling activities have remained profitable even at these lower volumes, although at much lower levels of profit than previously reported. Profit from the Company's recycling business segment, including financing income, totaled $1.7 million in the 2009 second quarter, down sharply from $7.8 million in the second quarter of 2008. However, the balance sheet working capital employed to run our recycling business also has declined to about $22.1 million at June 30, 2009, from $172.8 million a year earlier."

Addressing the effect of the recent General Motors Corporation Chapter 11 bankruptcy filing, Mr. McAllister continued, "The General Motors filing was widely anticipated, and we did not have any outstanding receivable balance owed to us by GM on the date that they filed. However, as we have advised previously, on July 7, 2009, GM filed a petition with the bankruptcy court seeking approval to reject our executory supply agreement with them. We filed an objection with the court, but following a hearing on July 22, 2009, the judge approved the GM request, thereby effectively voiding our supply contract with GM. While we will still be able to sell the metal that previously would have been delivered to GM -- there are well-established terminal markets for platinum and palladium that we access frequently -- going forward we will lose the benefit of the floor prices in the GM supply agreement. The financial effect of losing these floor prices depends on what happens to market prices for PGMs in the future, but at price levels prevailing during the second quarter, we estimate that the loss of the floor prices will cost us in the range of $5 to $10 million per year.

"In view of our current liquidity position and the progress we have made to date in bringing down our cost structure, I believe that we positioned ourselves to reduce the full brunt of this financial setback. Even without the GM filing, we have recognized for some time now that our automotive supply agreements have finite life, and consequently we have been trying to position the Company for viability after they expire. Our other remaining automotive supply agreement is with Ford Motor Company, which is scheduled to expire at the end of 2010. While the specific commercial terms of that agreement are confidential, it also contains floor and ceiling prices that have been beneficial to the Company during periods of low PGM prices. Many of the steps we have taken to restructure our operations are designed to better position the Company for the period after these contracts have expired. As a result, we are not badly positioned for this unexpected early termination of our GM contract. However, loss of the GM agreement somewhat increases the Company's vulnerability to a prolonged decline in PGM market prices."

Referring to the Company's business objectives, Mr. McAllister continued: "Mine production in this year's second quarter was 137,700 ounces, bringing year-to-date production to 262,500 ounces, well ahead of the level required to meet our 2009 full-year production guidance. Consequently, we reaffirm our earlier full-year 2009 mine production guidance of 495,000 PGM ounces. Our year 2009 guidance for total cash costs averaging $399 per ounce also remains as it stands, although total cash costs for the second quarter came in at $331 per ounce and year-to-date total cash costs are at $366 per ounce.

"The Company's three primary strategic initiatives -- mine transformation, market development efforts, and corporate diversification -- are continuing to progress, although with emphasis adjusted to current conditions.

"With regard to mine transformation, I noted last quarter that we have shifted our operating focus in the current pricing environment toward minimizing costs rather than necessarily maximizing mine production. While consideration of economies of scale might suggest that maximizing production is the best way to minimize unit costs, experience has shown in our operating environment that often the effort to accelerate production can introduce inefficiencies that more than offset the cost benefits of higher output. Consequently, our focus at present is on optimizing costs at current production levels, rather than trying to ramp up production at the mines. Similarly, during the past several years of fairly robust PGM prices, we deliberately overspent somewhat on the developed state of the mines, first catching up and then getting ahead of current mine development needs in order to facilitate effective mine planning for the future. Now, with lower PGM prices compressing mining margins, we have the comfort of reducing capital spending on mine development for a time without impairing future productivity significantly. At present, we are committing resources solely toward maintaining the developed state of the mines, rather than on improving and expanding infrastructure.

"Regarding market development, our spending has been scaled back in today's economic environment, but we are maintaining our contacts in Shanghai, Beijing and Shenzhen in support of palladium jewelry manufacturing and marketing. Despite the economic downturn, by all indications the popularity of palladium as a jewelry metal in China has continued strong with Chinese demand projected at nearly one million ounces for 2009. The Chinese automobile market also has continued its strong growth, with automobile production projected to be on track for a 10% increase in production during 2009. Chinese investment demand also reportedly has remained strong for PGMs.

"With regard to corporate diversification, during the second quarter the Company commissioned a second smelter furnace within the Columbus processing facilities. The new furnace is now in full operation. The second furnace is intended to accommodate expansion of both mining production and recycling volumes, as well as potentially to improve metal recoveries and reduce process risk.

"We regularly monitor opportunities to participate in various mineral development projects, as well as potential merger or acquisition candidates, in an effort to diversify the Company's operating risk. This effort has continued despite the worldwide recession as there may be additional attractive investment opportunities when market conditions are difficult.

"On balance," McAllister concluded, "although we are disappointed with the loss of the GM contract, I believe we will still be able to achieve the operational objectives we set for ourselves for 2009. As we had planned, to date our cash position is holding about stable, our capital and operating expenditures remain at or better than targeted, mine production is on track to meet or exceed annual guidance, and morale at our operations appears to be positive."

Changes to Board of Directors

Subsequent to the end of this year's, second quarter, two of the Company's directors, Donald W. Riegle, Jr. and Michael E. McGuire, Jr., stepped down from the Company's Board of Directors effective August 3, 2009. In advising the Company of their departure, each director stressed that his retirement was not based on any fundamental disagreement or other issue with management, and that they wish the Company well in its future endeavors.

Messrs. Riegle and McGuire were nominated by Norimet Limited ("Norimet"), the Company's majority stockholder and a subsidiary of MMC Norilsk Nickel. Under the provisions of the Stockholders Agreement between the Company and Norimet, upon the resignation of a Director nominated by Norimet, Norimet is entitled to nominate a replacement candidate to fill the vacancy, subject to approval by the Company's Corporate Governance and Nominating Committee and election by a majority of the independent Directors of the Board. Consequently, Norimet is entitled to nominate two candidates to replace the two retiring Directors, subject to the approval of the Company's Corporate Governance and Nominating Committee, as well as by the Company's independent Directors. Under the Stockholders Agreement no nominee of Norimet is permitted to be an officer, director or employee of MMC Norilsk Nickel.

Accordingly, effective August 5, 2009, Mark V. Sander, a nominee of Norimet was elected a member of the Company's Board of Directors. Norimet also has recently provided a second nominee whose election has not yet been addressed by the Company's Board.

Mr. Sander brings to the Company's Board extensive experience in mining and natural resources. He holds a PhD in Ore Deposits and Exploration from Stanford University.

Commenting on these changes, Stillwater Chairman and Chief Executive Officer, Francis McAllister said, "I join with all the members of the Company's Board in acknowledging and expressing our deep appreciation for Don's many contributions as a member of our Board. Don's experience and knowledge have been of great value to us since he joined the Board in June of 2003. In addition, we express our sincere appreciation to Michael for his contributions during his tenure on the Company's Board of Directors. He brought to us the benefit of his international business experience and contacts within the Russian Federation. We will miss Don and Michael and wish them the best.

"We also warmly welcome Mark Sander as a member of the Company's Board of Directors. We look forward to working closely with Mark in the future and welcome the benefit of his long experience in the mining industry."

Cash Flow and Liquidity

At June 30, 2009, the Company's available cash and cash equivalents (excluding $38.0 million of restricted cash) totaled $154.4 million, down $16.4 million from March 31, 2009, and down $7.4 million from December 31, 2008. If we include the Company's available-for-sale investments, total available cash and investments at June 30, 2009, was $175.4 million, down $6.4 million from $181.8 million at March 31, 2009 and down $5.4 million from $180.8 million at the end of last year. Net working capital, comprised of total current assets including available cash, less current liabilities, increased slightly during the second quarter of 2009 to $235.9 million, from $227.5 million at March 31, 2009, from $230.4 million at December 31, 2008. Recycling inventories and advances increased by $10.4 million during the quarter.

Net cash provided by operating activities (which includes changes in working capital) totaled $6.7 million in this year's second quarter, compared to $17.4 million of cash provided by operations in the second quarter of 2008. During the second quarter of 2008, growth in working capital associated with recycling largely offset the stronger earnings contribution in that period. Capital expenditures were $13.0 million in the second quarter of 2009, while capital spending in the second quarter of 2008 totaled $20.8 million. Capital spending has been cut back in 2009 as a result of lower PGM prices.

Outstanding debt at June 30, 2009, was $211.0 million, unchanged from March 31, 2009, and December 31, 2008. The Company's total debt includes $181.5 million outstanding in the form of debentures due in 2028 and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Second quarter Results - Details

For the second quarter of 2009, the Company's mine production was 137,700 PGM ounces including 103,000 ounces from the Stillwater Mine and 34,700 ounces from East Boulder Mine. For the comparable quarter of 2008, the mines produced 126,200 ounces including 88,100 ounces at the Stillwater Mine and 38,100 ounces at East Boulder Mine. Stillwater Mine's production benefited from the additional miners transferred in from East Boulder Mine in conjunction with the fourth quarter 2008 restructuring. The lower production at East Boulder Mine reflected the reduced workforce there as the Company has limited production areas to those that can be most efficiently mined and supported in the current low-price environment.

Sales out of mine production totaled 135,700 ounces in the second quarter of 2009 at an overall average realization of $530 per ounce, down from 140,300 ounces at $740 per ounce in the second quarter of 2008. Mine revenues decreased to $78.8 million in the 2009 second quarter from $118.1 million in the same quarter of 2008. The lower 2009 mine revenues resulted from lower PGM prices in 2009, as well as the effect of lower sales volumes. The Company's average realization on palladium sales from mine production was $364 per ounce in the 2009 second quarter, reflecting the average floor price in the automotive contracts, compared to $448 per ounce for the same period in 2008. The Company's average net realization on platinum (after losses in 2008 on forward sales and the effect of contractual ceiling prices) was $1,118 per ounce in the second quarter of 2009 and $1,687 per ounce in the 2008 second quarter. Comparing these prices to the market, the London Metals Exchange afternoon posted prices per ounce for palladium and platinum were $249 and $1,186, respectively, on June 30, 2009, and $468 and $2,062, respectively, on June 30, 2008.

In its recycling activities, the Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee, normally recovering platinum, palladium and rhodium. During the second quarter of 2009, the Company processed 60,600 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. By comparison, in the second quarter of 2008, the Company processed 115,000 ounces of recycled material. The Company delivered for sale a total of 18,300 ounces of platinum, palladium and rhodium from recycled inventories during the second quarter 2009 at an overall average price of $643 per ounce; for the second quarter of 2008, the Company sold 59,300 recycled ounces at an average realization of $1,813 per ounce. The reduced level of activity in the second quarter of 2009 reflected a much lower level of PGM recycling activity worldwide as a result of lower metals prices and associated economic challenges for recycling collectors.

Revenues for the second quarter of 2009 were $94.8 million, down 59.3% from the $233.1 million recorded in the second quarter of 2008. Proceeds from sales of mined PGMs and by-products totaled $78.8 million in the 2009 second quarter, 33.3% lower than the $118.1 million in the same quarter of 2008, again resulting from lower production volumes and PGM prices in the second quarter of 2009. Recycling revenues declined to $12.5 million from $108.2 million in last year's second quarter. Resales of purchased metal generated $3.5 million and $6.9 million in revenue during the 2009 and 2008 second quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) decreased to $65.4 million in the 2009 second quarter from $185.5 million in the second quarter of 2008. Mining costs included in costs of metals sold declined to $51.1 million in the 2009 second quarter from $76.2 million in the 2008 second quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $10.9 million in the second quarter of 2009, much lower than the $102.4 million reported in the second quarter of 2008. The decrease in cost was attributable to the much lower value of the contained metals in the material purchased for recycling. Second quarter costs also included $0.1 million in 2009 of lower-of-cost-or-market adjustments to inventories, and the purchase for resale of 2,700 ounces of palladium and 2,700 ounces of platinum at a cost of $3.5 million in 2009, and 15,200 palladium ounces at a cost of $6.9 million in 2008.

Depreciation and amortization expense decreased to $17.1 million in the 2009 second quarter from $21.8 million in the same period of 2008. The decrease is attributable to lower mine sales production in 2009 and to an impairment write-down of East Boulder asset values at the end of 2008.

General and administrative ("G&A") costs, including marketing and exploration expenses, decreased to $6.0 million in the second quarter of 2009 from $10.4 million in the same period of 2008, resulting in part from staff reductions that were part of the fourth quarter 2008 restructuring. Also included in the 2009 second quarter was a $0.3 million write-down of the Company's trade receivables and a write off of $0.5 million on advances for inventory purchases.

The reported net income of $4.2 million for the second quarter of 2009 included, by business segment, a net income of $10.8 million from mining operations and net income of $1.7 million from recycling activities, less corporate costs including $6.0 million of G&A expense, $1.5 million of unallocated net interest expense, and the $0.8 million of asset-related expenses.

For the second quarter of 2008, the reported net earnings of $16.3 million included income from mining operations of $19.9 million, and income from recycling activities of $7.8 million. These earnings items were offset in part by $10.4 million of G&A expense, and $0.8 million pertaining to unallocated interest expense.

First Six Months' Results - Details

In the first half of 2009, the Company's mining operations produced 262,500 PGM ounces including 195,900 ounces from the Stillwater Mine and 66,600 ounces from East Boulder Mine.

For the comparable period in 2008, total mine production of 255,200 ounces included Stillwater Mine production of 173,400 ounces and East Boulder production of 81,800 ounces. Stillwater Mine's production benefited from the additional miners transferred in from East Boulder Mine in conjunction with the fourth quarter 2008 restructuring. The lower production at East Boulder Mine reflected the reduced workforce there as the Company has limited production areas to those that can be most efficiently mined and supported in the current low-price environment.

Sales of palladium and platinum from mine production totaled 250,300 ounces in the first six months of 2009 at an overall average realization of $521 per ounce, down from 270,200 ounces at $685 per ounce in the same period of 2008. The Company's average realization on palladium sales from mine production was $364 per ounce in the 2009 first half, reflecting the average floor price in the automotive contracts, compared to $431 per ounce for the same period in 2008. The comparable average realization on platinum, net of losses on forward sales and contractual ceiling prices on 14% of mine production, was $1,037 per ounce for the first six months of 2009 and $1,547 per ounce in the 2008 first half.

During the first half of 2009, the Company processed about 99,200 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first six months of 2008, the Company processed about 193,000 ounces of recycled material. Of the purchased catalyst processed, the Company sold a total of 36,100 ounces of platinum, palladium and rhodium during the first half of 2009 at an overall average price of about $885 per ounce; for the first half of 2008, the Company sold about 120,200 recycled ounces at an average realization of $1,605 per ounce.

Revenues for the first six months of 2009 totaled $180.6 million, down 56.9% from $419.5 million in the first six months of 2008. Proceeds from sales of mined PGMs totaled $141.1 million in the 2009 first half, down from $212.7 million in the same period of 2008. Recycling revenues declined to $34.0 million from $194.6 million in last year's first half. Lower revenues in 2009 were a result of both lower sales volumes and lower PGM prices. Re-sales of purchased metal generated $5.5 million and $12.2 million in revenue during the 2009 and 2008 periods, respectively.

Costs of metals sold (before depreciation and amortization expense) decreased to $137.6 million in the 2009 first six months from $339.2 million in the first half of 2008. Mining costs included in costs of metals sold decreased to $100.9 million in the 2009 first half from $142.2 million in the 2008 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $31.2 million in the first half of 2009, down from $184.8 million in the first six months of 2008. The decrease in cost was attributable to the much lower value of the contained metals in the material purchased for recycling. The 2009 first half costs also included $5.5 million for 12,300 ounces of palladium and 2,800 ounces of platinum for resale; first half 2008 costs included about $12.2 million for the purchase of 27,400 ounces of palladium for resale.

Depreciation and amortization expense decreased to $34.3 million in the 2009 first half compared to $42.5 million in the same period of 2008. The decrease is attributable to lower mine production in 2009 and to an impairment write-down of East Boulder asset values at the end of 2008.

General and administrative costs (G&A), including marketing and exploration expenses, totaled $12.8 million for the first six months of 2009 and $18.1 million in the 2008 first half. The decrease is in part from staff reduction that was part of the fourth quarter 2008 restructuring. The Company has continued its marketing program in 2009, spending $1.2 million for marketing purposes in the first six months of 2009 compared to $3.7 million for the comparable period in 2008.

The Company's reported net loss of $7.4 million for the first six months of 2009 included, by business segment, $5.9 million of income from mining operations and $3.0 million of income from recycling activities, less corporate costs including $12.8 million of G&A expense, $2.7 million of unallocated net interest expense and $0.8 million of asset-related expenses.

For the first half of 2008, the reported net income of $19.1 million included, by business segment, $27.9 million of income from mining operations and $13.3 million of income from recycling activities, less corporate costs including $18.1 million of G&A expense, and $3.9 million of unallocated net interest expense.

Stillwater Mining Company has scheduled its 2009 second quarter results conference call at 10:00 a.m. Mountain Daylight Time (12:00 p.m. Eastern Daylight Time) on August 6, 2009. Dial-in numbers: United States: (888) 428-4480 International: (651) 291-0900

Questions for online participation in the meeting can be submitted to https://www.webmeeting.att.com.

The conference call will also be simultaneously webcast on the Company's website www.stillwatermining.com in the Investor Relations section.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the current worldwide financial and credit crises, the effects of restructuring the Company's operations and maintaining a skilled work force, the automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2008 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

Financial Statements and Key Factors Tables

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                 Three months ended     Six months ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Revenues
   Mine production              $  78,826  $ 118,062  $ 141,139  $ 212,669
   PGM recycling                $  12,486    108,214     33,959    194,630
   Other                        $   3,475      6,874      5,507     12,215
                                ---------  ---------  ---------  ---------
         Total revenues         $  94,787  $ 233,150  $ 180,605  $ 419,514

Costs and expenses
   Costs of metals sold
       Mine production             51,078     76,234    100,938    142,191
       PGM recycling               10,874    102,352     31,179    184,838
       Other                        3,471      6,882      5,498     12,185
                                ---------  ---------  ---------  ---------
          Total costs of metals
           sold                 $  65,423  $ 185,468  $ 137,615  $ 339,214

   Depreciation and
    amortization
       Mine production             17,043     21,747     34,163     42,394
       PGM recycling                   44         48         89         96
                                ---------  ---------  ---------  ---------
          Total depreciation
           and amortization        17,087     21,795     34,252     42,490
                                ---------  ---------  ---------  ---------
            Total costs of
             revenues              82,510    207,263    171,867    381,704

   Marketing                          394      2,404      1,235      3,735
   General and administrative       6,406      7,983     12,247     14,325
   Impairment of long-term
    investments                         -          -        119          -
   (Gain)/loss on disposal of
    property, plant and
    equipment                          (5)       154        200        152
                                ---------  ---------  ---------  ---------
          Total costs and
           expenses                89,305    217,804    185,668    399,916

Operating income (loss)             5,482     15,346     (5,063)    19,598

Other income (expense)
  Other                                49         92         49        145
  Interest income                     427      2,924      1,085      6,011
  Interest expense                 (1,729)    (1,728)    (3,458)    (6,258)
                                ---------  ---------  ---------  ---------
Income (loss) before income tax
 provision                          4,229     16,634     (7,387)    19,496
Income tax benefit (provision)          -       (322)         -       (375)
                                ---------  ---------  ---------  ---------
Net income (loss)               $   4,229  $  16,312  $  (7,387) $  19,121
                                ---------  ---------  ---------  ---------
Other comprehensive income, net
 of tax                                81      5,904         47      5,992
                                ---------  ---------  ---------  ---------
Comprehensive income (loss)         4,310     22,216     (7,340)    25,113
                                =========  =========  =========  =========
Weighted average common shares
 Outstanding

    Basic                          94,308     92,926     94,094     92,740
    Diluted                        94,664    100,952     94,094     93,166

Basic earnings (loss) per share
                                ---------  ---------  ---------  ---------
      Net income (loss)              0.04       0.18      (0.08)      0.21
                                =========  =========  =========  =========
Diluted earnings (loss) per
 share
                                ---------  ---------  ---------  ---------
      Net income (loss)              0.04       0.17      (0.08)      0.21
                                =========  =========  =========  =========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                  June 30,    December 31,
                                                    2009          2008
                                                ------------  ------------
ASSETS
 Current assets
  Cash and cash equivalents                     $    154,407  $    161,795
  Investments, at fair market value                   20,976        18,994
  Inventories                                         81,011        73,413
  Trade receivables                                    2,319         2,369
  Deferred income taxes                               19,807        17,443
  Other current assets                                11,784        11,542
                                                ------------  ------------
   Total current assets                         $    290,304  $    285,556
                                                ------------  ------------
 Property, plant and equipment (net of
  $262,181 and $232,112 accumulated
  depreciation and amortization)                     384,062       393,412
 Restricted cash                                      38,045        35,595
 Other noncurrent assets                              10,340         9,701
                                                ------------  ------------
   Total assets                                 $    722,751  $    724,264
                                                ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
  Accounts payable                              $     14,576  $     14,662
  Accrued payroll and benefits                        25,161        24,111
  Property, production and franchise taxes
   payable                                            10,905        10,749
  Current portion of long-term debt                        -            97
  Other current liabilities                            3,728         5,489
                                                ------------  ------------
   Total current liabilities                          54,370        55,108
 Long-term debt                                      210,962       210,947
 Deferred income taxes                                19,807        17,443
 Accrued workers compensation                          5,838         6,761
 Asset retirement obligation                           7,325         7,028
 Other noncurrent liabilities                          3,942         4,448
                                                ------------  ------------
   Total liabilities                            $    302,244  $    301,735
                                                ------------  ------------
 Stockholders' equity
  Preferred stock, $0.01 par value, 1,000,000
   shares authorized; none issued                          -             -
  Common stock, $0.01 par value, 200,000,000
   shares authorized; 94,435,973 and 93,665,855
   shares issued and outstanding                         944           937
  Paid-in capital                                    645,968       640,657
  Accumulated deficit                               (226,292)     (218,905)
  Accumulated other comprehensive loss                  (113)         (160)
                                                ------------  ------------
   Total stockholders' equity                        420,507       422,529
                                                ------------  ------------
   Total liabilities and stockholders' equity   $    722,751  $    724,264
                                                ============  ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                 Three months ended     Six months ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income (loss)               $   4,229  $  16,312  $  (7,387) $  19,121
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in) operating
 activities:
  Depreciation and amortization    17,087     21,795     34,252     42,490
  Lower of cost or market
   inventory adjustment               146          -      9,897          -
  Impairment of long-term
   investments                          -          -        119          -
  (Gain)/loss on disposal of
   property, plant and equipment       (5)       154        200        152
  Asset retirement obligation         150        219        297        433
  Stock issued under employee
   benefit plans                      889      1,538      2,268      2,941
  Amortization of debt issuance
   costs                              265        263        529      2,686
  Share based compensation          1,798      1,355      3,044      2,381
Changes in operating assets and
 liabilities:
  Inventories                     (13,327)   (60,985)   (17,551)   (64,954)
  Trade receivables                (1,167)     1,397         50     (3,253)
  Employee compensation and
   benefits                         1,645      1,467      1,059      3,091
  Accounts payable                  2,894      7,604        (86)     6,022
  Property, production and
   franchise taxes payable         (1,015)       353       (350)     1,576
  Workers compensation                 39       (342)      (923)      (816)
  Restricted cash                  (2,450)         -     (2,450)         -
  Other                            (4,429)    (8,564)    (2,956)   (16,240)
                                ---------  ---------  ---------  ---------
Net cash provided by (used in)
 operating activities               6,749    (17,434)    20,012     (4,370)
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures            (13,032)   (20,778)   (25,188)   (41,603)
  Purchases of long-term
   investments                          -          -          -       (347)
  Proceeds from disposal of
   property, plant and equipment       21        197         46        215
  Purchases of investments        (16,961)    (1,887)   (20,947)   (11,392)
  Proceeds from maturities of
   investments                      6,912     14,350     18,786     36,521
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                       (23,060)    (8,118)   (27,303)   (16,606)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Payments on debt                    (97)       (86)       (97)   (98,422)
  Payments for debt issuance
   costs                                -        (77)         -     (5,072)
  Proceeds from issuance of
   convertible debentures               -          -          -    181,500
  Restricted cash                       -          -          -    (20,695)
  Issuance of common stock              -         23          -      2,990
                                ---------  ---------  ---------  ---------
Net cash (used in) provided by
 financing activities                 (97)      (140)       (97)    60,301
                                ---------  ---------  ---------  ---------
Cash and cash equivalents
  Net (decrease) increase         (16,408)   (25,692)    (7,388)    39,325
  Balance at beginning of
   period                         170,815    126,453    161,795     61,436
                                ---------  ---------  ---------  ---------
Balance at end of period        $ 154,407  $ 100,761  $ 154,407  $ 100,761
                                =========  =========  =========  =========

Stillwater Mining Company
Key Factors
(Unaudited)

                                             Three months     Six months
                                                ended           ended
                                               June 30,        June 30,
                                            --------------- ---------------
                                             2009    2008    2009    2008
                                            ------- ------- ------- -------
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                       106      97     202     197
Platinum                                         32      29      61      58
                                            ------- ------- ------- -------
Total                                           138     126     263     255
                                            ======= ======= ======= =======
Tons milled (000)                               270     257     533     523
Mill head grade (ounce per ton)                0.55    0.51    0.53    0.51
Sub-grade tons milled (000) (1)                  25      46      46      84
Sub-grade tons mill head grade (ounce per
 ton)                                          0.18    0.17    0.18    0.16
Total tons milled (000) (1)                     295     303     579     607
Combined mill head grade (ounce per ton)       0.52    0.46    0.50    0.47
Total mill recovery (%)                          91      91      91      91
Total operating costs per ounce (Non-GAAP)
 (2)                                        $   279 $   300 $   315 $   307
Total cash costs per ounce (Non-GAAP) (2)   $   331 $   394 $   366 $   390
Total production costs per ounce (Non-GAAP)
 (2)                                        $   457 $   557 $   497 $   549
Total operating costs per ton milled
 (Non-GAAP) (2)                             $   130 $   125 $   143 $   129
Total cash costs per ton milled (Non-GAAP)
 (2)                                        $   155 $   164 $   166 $   164
Total production costs per ton milled
 (Non-GAAP) (2)                             $   214 $   232 $   225 $   231
Stillwater Mine:
Ounces produced (000)
Palladium                                        79      68     150     134
Platinum                                         24      20      46      40
                                            ------- ------- ------- -------
Total                                           103      88     196     174
                                            ======= ======= ======= =======
Tons milled (000)                               181     168     361     326
Mill head grade (ounce per ton)                0.61    0.55    0.59    0.56
Sub-grade tons milled (000) (1)                  12      25      22      45
Sub-grade tons mill head grade (ounce per
 ton)                                          0.17    0.16    0.17    0.15
Total tons milled (000) (1)                     193     193     383     371
Combined mill head grade (ounce per ton)       0.59    0.50    0.56    0.51
Total mill recovery (%)                          91      91      92      92
Total operating costs per ounce (Non-GAAP)
 (2)                                        $   270 $   267 $   305 $   281
Total cash costs per ounce (Non-GAAP) (2)   $   318 $   357 $   351 $   361
Total production costs per ounce (Non-GAAP)
 (2)                                        $   433 $   492 $   470 $   494
Total operating costs per ton milled
 (Non-GAAP) (2)                             $   144 $   122 $   156 $   132
Total cash costs per ton milled (Non-GAAP)
 (2)                                        $   169 $   163 $   179 $   169
Total production costs per ton milled
 (Non-GAAP) (2)                             $   231 $   224 $   240 $   231

Stillwater Mining Company
Key Factors (continued)
(Unaudited)
                                             Three months     Six months
                                            ended June 30,  ended June 30,
                                            --------------- ---------------
                                             2009    2008    2009    2008
                                            ------- ------- ------- -------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced (000)
Palladium                                        27      29      52      63
Platinum                                          8       9      15      18
                                            ------- ------- ------- -------
Total                                            35      38      67      81
                                            ======= ======= ======= =======
Tons milled (000)                                89      89     173     197
Mill head grade (ounce per ton)                0.41    0.44    0.41    0.43
Sub-grade tons milled (000) (1)                  12      21      23      40
Sub-grade tons mill head grade (ounce per
 ton)                                          0.19    0.19    0.19    0.18
Total tons milled (000) (1)                     102     110     196     237
Combined mill head grade (ounce per ton)       0.39    0.39    0.38    0.39
Total mill recovery (%)                          89      90      89      90
Total operating costs per ounce (Non-GAAP)
 (2)                                        $   306 $   377 $   347 $   361
Total cash costs per ounce (Non-GAAP) (2)   $   371 $   482 $   411 $   450
Total production costs per ounce (Non-GAAP)
 (2)                                        $   530 $   709 $   577 $   666
Total operating costs per ton milled
 (Non-GAAP) (2)                             $   104 $   131 $   118 $   125
Total cash costs per ton milled (Non-GAAP)
 (2)                                        $   127 $   167 $   140 $   155
Total production costs per ton milled
 (Non-GAAP) (2)                             $   181 $   246 $   196 $   230

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                             Three months     Six months
                                                ended           ended
(in thousands, where noted)                    June 30,        June 30,
                                            --------------- ---------------
                                             2009    2008    2009    2008
                                            ------- ------- ------- -------
SALES AND PRICE DATA

Ounces sold (000)
 Mine production:
  Palladium (oz.)                               106     107     192     209
  Platinum (oz.)                                 30      33      58      61
                                            ------- ------- ------- -------
   Total                                        136     140     250     270

Other PGM activities: (5)
  Palladium (oz.)                                13      41      31      79
  Platinum (oz.)                                  9      28      17      58
  Rhodium (oz.)                                   2       6       4      10
                                            ------- ------- ------- -------
   Total                                         24      75      52     147
                                            ------- ------- ------- -------

By-products from mining: (6)
  Rhodium (oz.)                                   2       1       3       2
  Gold (oz.)                                      2       3       4       5
  Silver (oz.)                                    1       3       3       5
  Copper (lb.)                                  217     213     389     514
  Nickel (lb.)                                  301     241     430     522

Average realized price per ounce (3)
 Mine production:
  Palladium ($/oz.)                         $   364 $   448 $   364 $   431
  Platinum ($/oz.)                          $ 1,118 $ 1,687 $ 1,037 $ 1,547
   Combined ($/oz.)(4)                      $   530 $   740 $   521 $   685

Other PGM activities: (5)
  Palladium ($/oz.)                         $   277 $   444 $   276 $   426
  Platinum ($/oz.)                          $ 1,050 $ 1,771 $ 1,049 $ 1,602
  Rhodium ($/oz.)                           $ 1,284 $ 8,298 $ 2,886 $ 7,486

By-products from mining: (6)
  Rhodium ($/oz.)                           $ 1,375 $ 9,599 $ 1,308 $ 8,919
  Gold ($/oz.)                              $   920 $   898 $   923 $   919
  Silver ($/oz.)                            $    13 $    17 $    13 $    17
  Copper ($/lb.)                            $  1.92 $  3.67 $  1.66 $  3.38
  Nickel ($/lb.)                            $  6.80 $ 11.76 $  6.32 $ 12.09

Average market price per ounce (4)
  Palladium ($/oz.)                         $   234 $   444 $   216 $   443
  Platinum ($/oz.)                          $ 1,172 $ 2,026 $ 1,096 $ 1,947
   Combined ($/oz.)(4)                      $   440 $   816 $   421 $   785

(1)  Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only.

(2)  Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs.
     Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.
     These measures of cost are not defined under U.S. Generally Accepted
     Accounting Principles (GAAP).  Please see "Reconciliation of Non-GAAP
     Measures to Costs of Revenues" and the accompanying discussion for additional detail.

(3)  The Company’s average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold.  The average market price represents the average London PM Fix for the actual months of the period.

(4)  The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5)  Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale.

(6)  By-product metals sold reflect contained metal.  Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                 Three months ended     Six months ended
                                      June 30,              June 30,
(in thousands)                    2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  38,409  $  37,909  $  82,748  $  78,382
 Royalties, taxes and other         7,149     11,861     13,303     21,059
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  45,558  $  49,770  $  96,051  $  99,441
 Asset retirement costs               150        219        297        433
 Depreciation and amortization     17,043     21,747     34,163     42,394
 Depreciation and amortization
  (in inventory)                      185     (1,392)       (56)    (2,118)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  62,936  $  70,344  $ 130,455  $ 140,150
 Change in product inventories        (36)    12,387     (3,654)    15,662
 Costs of recycling activities     10,874    102,352     31,179    184,838
 Recycling activities  -
  depreciation                         44         48         89         96
 Add: Profit from recycling
  activities                        1,723      7,813      2,979     13,321
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues (2)                   $  75,541  $ 192,944  $ 161,048  $ 354,067
                                =========  =========  =========  =========
Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  27,813  $  23,571  $  59,637  $  48,821
 Royalties, taxes and other         4,896      7,861      9,044     13,829
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  32,709  $  31,432  $  68,681  $  62,650
 Asset retirement costs               126        160        249        316
 Depreciation and amortization     11,499     12,404     22,781     23,799
 Depreciation and amortization
  (in inventory)                      215       (667)       319     (1,134)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  44,549  $  43,329  $  92,030  $  85,631
 Change in product inventories     (2,354)     3,162     (5,367)     4,200
 Add: Profit from recycling
  activities                        1,288      6,094      2,230     10,390
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  43,483  $  52,585  $  88,893  $ 100,221
                                =========  =========  =========  =========
East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  10,596  $  14,338  $  23,111  $  29,561
 Royalties, taxes and other         2,253      4,000      4,259      7,230
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  12,849  $  18,338  $  27,370  $  36,791
 Asset retirement costs                24         59         48        117
 Depreciation and amortization      5,544      9,343     11,382     18,595
 Depreciation and amortization
  (in inventory)                      (30)      (725)      (375)      (984)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  18,387  $  27,015  $  38,425  $  54,519
 Change in product inventories     (1,153)     1,482     (3,785)    (1,987)
 Add: Profit from recycling
  activities                          435      1,719        749      2,931
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  17,669  $  30,216  $  35,389  $  55,463
                                =========  =========  =========  =========
Other PGM activities: (1)
Reconciliation to costs of
 revenues:
 Change in product inventories  $   3,471  $   7,743  $   5,498  $  13,449
 Recycling activities -
  depreciation                         44         48         89         96
 Costs of recycling activities     10,874    102,352     31,179    184,838
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  14,389  $ 110,143  $  36,766  $ 198,383
                                =========  =========  =========  =========

(1)   Other PGM activities include recycling and other.

(2)   Revenue from the sale of mined by-products is credited against gross production costs for Non-GAAP presentation.  Revenue from the sale of mined by-products is reported on the Company’s financial statements as mined revenue and is included in consolidated costs of revenues.
      Total costs of revenues in the above table have been reduced by approximately $7.0 million and $14.3 million for the second quarter of 2009 and 2008, respectively, and $10.8 million and $27.6 million for the six-month periods ended June 30, 2009 and 2008,
      respectively.

Note: Costs and profits from recycling activities have been revised to include additional recycling rhodium costs of $0.9 million and $1.3 million for the three- and six- month periods ended June 30, 2008.
      See Note 3 "Correction of Immaterial Error" to the Company’s 2008
      Annual Report on Form 10-K for additional information.

CONTACT:
Gregory Wing
(406) 373-8700